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[FIRST LOGO]                           News Release


FIRST FINANCIAL
CORPORATION
ONE FIRST FINANCIAL PLAZA, TERRE HAUTE, INDIANA 47807 (812) 238-6000

                                       For more information contact:
January 20, 2006                       Michael A. Carty at (812) 238-6264



             FIRST FINANCIAL REPORTS INCREASED 4TH QUARTER EARNINGS

         First Financial Corporation today announced that net income for the fourth quarter of 2005 was $5.4 million compared to $5.0 million for the same period of 2004. Non-interest income increased 15.3% or $1.0 million over the same period of 2004. This increase, combined with a $203 thousand increase in net-interest income, offset the increase of $861 thousand in the provision for loan losses. Non-interest expense was virtually identical to the same period of 2004. Earnings per share of $0.41, return on assets of 1.00% and return on equity of 8.15% were all improved over the same period of 2004 by 10.8%, 8.7% and 15.0% respectively.

          The results of operations for the year ended December 31, 2005, reflected net income of $23.1 million or $1.72 per share. This represents a decrease of 17.7% from net income in 2004 of $28.0 million. In 2004 the Corporation recognized a non-taxable gain of $4.1 million on life insurance benefit from its investment in bank owned life insurance. Excluding this gain, the decrease in net income in 2005 from 2004 net income was 3.5%


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or $842 thousand. During 2005 the Corporation increased the provision for loan losses by $3.4 million to address credit quality concerns. The Corporation also increased net-interest income by $2 million and non-interest income, excluding the life insurance gain, by $384 thousand. Non-interest expense decreased by $118 thousand. Dividends per share increased 3.8% to $0.82 per share for 2005 from $0.79 per share for 2004.

         Increases in net-interest income in 2005 were achieved as a result of an improved net interest margin. The net interest margin increased to 3.92% from the 2004 margin of 3.77%. The improved margin is the result of an increase in deposit balances and a decrease in borrowings, with the funding cost of deposits being less than borrowings. Rising interest rates during 2005 also resulted in loan and investment yields increasing at a faster rate than funding costs. Deposits increased by $21.8 million while borrowings were reduced by $67.9 million. Reduced funding was needed as loans decreased $68.1 million.

          "We're proud of our employees for their outstanding performance in a challenging economic environment," said First Financial Corporation Chairman Donald E. Smith. "Our success is a direct result of their dedication to customer satisfaction and convenience."

          First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.



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                           FIRST FINANCIAL CORPORATION

         FOR THE QUARTER AND THE TWELVE MONTHS ENDING DECEMBER 31, 2005

               (Dollar amounts in thousands except per share data)

                                             12/31/05        12/31/04        CHANGE        % CHANGE
   YEAR TO DATE INFORMATION:

   Net Income                                $23,054         $28,009         ($4,955)       -17.69%
   Earnings Per Average Share                $1.72           $2.07            ($0.35)       -16.91%
   Return on Assets                          1.07%           1.28%             -0.21%       -16.41%
   Return on Equity                          8.52%           10.45%            -1.93%       -18.47%
   Net Interest Margin                       3.92%           3.77%              0.15%         3.98%
   Net Interest Income                       $74,178         $72,202          $1,976          2.74%
   Non-Interest Income                       $32,025         $35,754         ($3,729)       -10.43%
   Non-Interest Expense                      $63,538         $63,656           ($118)       - 0.19%
   Loan Loss Provision                       $11,698         $8,292           $3,406         41.08%
   Net Charge Offs                           $15,574         $9,613           $5.961         62.01%
   Efficiency Ratio                          57.21%          58.18%            -0.96%       - 1.66%


   QUARTER TO DATE INFORMATION:

   Net Income                                $5,428          $5,020             $408          8.13%
   Earnings Per Average Share                $0.41           $0.37             $0.04         10.81%
   Return on Assets                          1.00%           0.92%              0.08%         8.70%
   Return on Equity                          8.15%           7.09%              1.06%        14.95%
   Net Interest Margin                       3.95%           3.77%              0.18%         4.77%
   Net Interest Income                       $18,872         $18,669            $203          1.09%
   Non-Interest Income                       $7,679          $6,663           $1,016         15.25%
   Non Interest Expense                      $16,455         $16,377             $78         -0.48%
   Loan Loss Provision                       $3,084          $2,223             $861         38.73%
   Net Charge Offs                           $3,336          $5,011          ($1,675)        33.43%
   Efficiency Ratio                          59.23%          61.32%            -2.09%        -3.41%


   BALANCE SHEET:

   Assets                                    $2,136,918      $2,183,992     ($47,074)        -2.16%
   Deposits                                  $1,464,918      $1,443,121      $21,797          1.51%
   Loans                                     $1,395,741      $1,463,871     ($68,130)        -4.65%
   Shareholders' Equity                      $269,323        $268,335        $   988          0.37%
   Book Value Per Share                      $20.14          $19.82          $  0.32          1.59%
   Average Assets                            2,153,517       2,192,168      ($38,651)        -1.76%